EXHIBIT 10.1

MIDWEST ENERGY EMISSIONS CORP.

670 D Enterprise Drive

Lewis Center, Ohio 43035

June 26, 2017

Marcus A. Sylvester

713 South Cardinal Street

Gilbert, Arizona 85296

Re:	Terms of Employment

Dear Marc:

This letter confirms and restates the terms of your employment with Midwest Energy Emissions Corp. (the “Company”) as our Vice President of Sales, or such other position as the Company may assign to you from time to time, reporting to the President and Chief Executive Officer of the Company, or to such other person as may be designated by the President and Chief Executive Officer of the Company from time to time, effective as of June 15, 2017 (the “Effective Date”).

•	Salary. Commencing as of the Effective Date, you will be paid at an annual base salary rate of $50,000, payable in accordance with the Company’s regular payroll practices and subject to required or authorized withholdings (such base salary rate, as such may be amended from time to time, the “Base Salary Rate”).

•	Commission. For transactions completed and closed after the Effective Date (“New Transactions”) primarily as a result of your efforts (determined by the Company in its sole and reasonable discretion), the Company will pay you a commission (the “Sales Commission”). The Sales Commission, which shall be paid at the rate set forth below, shall be based on the cash amount actually received by the Company (less duties, taxes, freight, equipment, up-charges, refunds, rebates, credits, write-offs for uncollectible amounts, discounts, returns and allowances) for the supply product portion of a sales transaction pursuant to a supply agreement as negotiated by you with such applicable customer.

o	The Sales Commission shall be 6.0% for a period of one year after the product supply is started between the Company and the customer, namely a power plant utility or other coal burning facility; a Sales Commission of 3.0% for the second year and 1.0% for the third year and thereafter for each such transaction.

o	For transactions which have been completed and closed prior to the Effective Date (“Prior Transactions”) for which you have been or are entitled to be paid a Sales Commission pursuant to a previously agreed upon arrangement, the Sales Commission shall be 5.0% for a period of one year after the product supply started (or is started) between the Company and the customer; a Sales Commission of 3.0% for the second year and 1.0% for the third year and thereafter for each such transaction. Any and all Sales Commissions will be payable on a quarterly basis, within 45 days of the quarter close, subject to the Company receiving the contracted revenue as set forth above for such transaction.

o	For any Prior Transactions, which involve a commission paid to a contracted sales representative or agent, the Sales Commission paid to you for such applicable transaction shall be reduced by one-half of the amount paid to said contracted sales representative or agent. The foregoing reduction shall not apply to Sales Commissions payable to you for any New Transactions.

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Notwithstanding anything herein to the contrary, you shall be entitled to receive no more frequently than semi-monthly a “draw against Commissions earned”. The amount of the draw, which shall not exceed $4,166.66 semi-monthly, shall be subject to the Company having received requisite contracted revenue prior to the applicable draw date which would be required to cover such draw if commissions instead had already been paid to you on such revenue. The amount of the “draw against Commissions earned” which are paid, which shall not be considered or construed as salary, shall be subtracted from Commissions later paid for that applicable quarterly period.

•	Licensing Transactions. It is contemplated that following the Effective Date, the Company may begin to offer licenses to customers for use of the Company’s technology. The terms and conditions thereof have yet to be established. In the event such a program is pursued by the Company as the Company may determine in its sole discretion, you will be paid a commission (the “Licensing Commissions”) on the license fee received by the Company for year 1 of the license for each sale of such a license to a customer primarily as a result of your efforts (determined by the Company in its sole and reasonable discretion). The actual terms of such commission will be set forth in a supplement to this letter of employment.

•	Management Fee. On and after the Effective Date, you will no longer be paid any “Management Fees” on all sales made by the Company pursuant to any previous agreed upon arrangements, which Management Fees shall be deemed to cease and terminate as of the Effective Date.

•	Benefits. During your employment by the Company you will be entitled to participate in the pension, health and other welfare benefit plans made available generally to the Company’s employees, including a 401(k) plan and any other profit sharing plans as may be adopted by the Company from time to time, and health and dental coverage for you, your spouse and eligible dependents (“Benefits”). A listing of current Benefits is included in Exhibit B. The Company and its affiliates reserve the right to change, amend or terminate any perquisites or Benefits provided to management, or other employees in their sole discretion. You shall be subject to the policies or procedures that the Company or its affiliates may adopt or implement from time to time with respect to its management.

•	Duties. During your employment you shall devote all of your business time energy and skill to the performance of your duties to the Company and will hold no other employment, except for any employment approved in advance by the Company’s Board of Directors. Your duties and responsibilities shall include directly conducting new sales efforts in the Western half of the United States and Western Canada (British Columbia, Alberta and Saskatchewan) (collectively, the “Sales Territory”) which Sales Territory may be changed by the Company’s President and Chief Executive Officer on no less than 30 days prior notice, working with the Company’s President and Chief Executive Officer and others in developing marketing strategies for the Sales Territory, managing your present customers in the Sales Territory and other services as are reasonably expected from a person in the position in which you then serve, along with such other additional duties and responsibilities as are reasonably assigned to you from time to time by the Company’s President and Chief Executive Officer.

•	Location. Unless otherwise mutually agreed to between you and the Company, you shall not be required to report to any specific physical location to render services to the Company and shall be able to perform the services contemplated hereunder from remote locations. You shall be required to travel from time to time as is necessary to perform your duties and responsibilities on behalf of the Company.

•	Expense Reimbursement. The Company will reimburse you for (or, at the Company’s option, pay) business travel and other out-of-pocket expenses reasonably and necessarily incurred by you in the performance of your job for the Company, subject to the furnishing by you of appropriate receipts and other documentation in reasonable detail.

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•	Equity Compensation. Subject to the Board of Director’s sole discretion (or the sole discretion of a committee thereof), you may be granted equity awards, from time to time, under the Company’s 2017 Equity Incentive Plan or such other plan that the Company may adopt.

•	Vacation. You are entitled to four (4) weeks of paid vacation per year.

•	Employment At-Will. The term of your employment with the Company shall be “at-will”, meaning that either you or the Company may terminate your employment at any time and for any reason or for no reason at all, upon no less than thirty (30) days prior written notice, unless your employment is terminated by the Company for “Cause” (as such term is defined in Exhibit C) in which event your employment will terminate upon no less than ten (10) days prior written notice which notice will specify in reasonable detail the facts and circumstances alleged to constitute “Cause”. In addition, employment hereunder shall terminate automatically upon your death.

In the event your employment is terminated for Cause, the Company shall pay to you your then-current base salary, Commission and Licensing Commission through the date of termination and shall thereafter have no further obligations to you.

In the event your employment is terminated by the Company for other than “Cause”, (i) the Company shall continue to pay to you your then-current base salary rate for a period of three (3) months from the date of such termination payable in accordance with the Company’s standard payroll procedures, (ii) you shall be entitled to continuation of Benefits during such three (3) month period (to the extent permitted thereunder), and (iii) the Company shall continue to pay to you the Sales Commission and Licensing Commission, if any, for transactions completed and closed primarily as a result of your efforts while you were employed by the Company (determined by the Company in its sole and reasonable discretion), for a period of twelve (12) months from the date of such termination to the extent that such commissions would otherwise be due to you if you were then still employed. For transactions completed and closed after termination primarily as a result of your efforts while you were employed by the Company (determined by the Company in its sole and reasonable discretion), the Company shall pay you any applicable Sales Commission for a period of twelve (12) months from the date product supply is started between the Company and the customer, provided (i) such transaction was completed and closed with such customer within four (4) months following your termination, and (ii) both a process demonstration was completed with respect to, and a product supply proposal was submitted to, such customer prior to your termination. For licensing transactions completed and closed after termination primarily as a result of your efforts while you were employed by the Company, the Company shall pay you any applicable Licensing Commission for a period of twelve (12) months from the date of sale of the license provided such license agreement with such customer is completed within two (2) months following your termination.

In the event you voluntary terminate your employment or your employment is terminated due to death, the Company shall pay to you your then-current base salary through the date of termination only and the Company shall continue to pay to you the Sales Commission and Licensing Commission to the same extent that such commissions would otherwise be due to you if your employment had been terminated by the Company for other than “Cause” as provided in the preceding paragraph.

The foregoing payments and benefits, if any, shall be subject to you executing and delivering to the Company (and not revoking) a written release of claims relating to your employment with the Company and termination thereof which is reasonably satisfactory in form and substance to the Company and your compliance with the Company’s Non-Disclosure Agreement and Other Covenant Agreement referenced below and executed by you with this letter of employment.

This “at-will” statement is the entire agreement between you and the Company regarding the term of your employment. Although your job duties, title, compensation and benefits, as well as the Company’s policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

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This agreement (inclusive of any referenced documents or agreements) constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning such subject matters. This agreement may be executed in counterparts with the same effect as if all of the parties had signed the same document. A signed copy of this agreement which is received via facsimile or other electronic transmission shall be given the same effect for all purposes, as if it were the original.

If you are in agreement with the foregoing, please execute and return, whereupon this letter shall be effective as of the Effective Date. Notwithstanding the foregoing, the effectiveness of this letter shall be contingent upon your also signing the Company’s Non-Disclosure Agreement and Other Covenant Agreement attached hereto as Exhibit A. We look forward to your continued employment with the Company.

Sincerely,

MIDWEST ENERGY EMISSIONS CORP.

By:	/s/ Richard MacPherson
Name:	Richard MacPherson
Title:	Chief Executive Officer

Accepted and Agreed:

/s/ Marcus A. Sylvester
MARCUS A. SYLVESTER

Dated: 6-26-2017

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Exhibit A

NON-DISCLOSURE AND OTHER COVENANTS AGREEMENT

I understand that during the course of my employment with Midwest Energy Emissions Corp. (the “Company”) it is likely that I will gain access to information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (“Confidential Information”). Confidential Information includes, but is not limited to, the Company’s intellectual property and inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, supplier lists and trade secrets.

I agree that, at all times, both during and after my employment with the Company, I will keep and hold any Confidential Information in strict confidence and trust, and I will not use or disclose any Confidential Information without first receiving the Company’s express written consent, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company and except if compelled by government or court order to do so. Upon leaving the Company, I will promptly give to the Company all documents, materials or property in my possession related to the Company. I will not take with me any property or copies of my work or Company-related documents and materials that I have received or used, including Confidential Information.

I understand that the foregoing restrictions with respect to Confidential Information shall not apply to any information that (i) is on the date hereof or hereafter becomes generally available to the public, other than as a result of a disclosure, directly or indirectly, by me; (ii) was available to me on a non-confidential basis prior to its disclosure; or (iii) becomes available to me on a non-confidential basis from a source other than the Company, provided that I have no knowledge or reason to know that (a) such source is bound by a confidentiality agreement with the Company, or (b) such source received such information, directly or indirectly, from a person or entity so bound or wrongfully. I understand that any breach or threatened breach of this agreement by me will likely result in irreparable harm and the Company will be entitled to injunctive relief to enforce this agreement and shall have the right to recover the reasonable attorney’s fees and courts costs expended in connection with any litigation or arbitration instituted to enforce this agreement.

In addition, I acknowledge and agree that the Confidential Information in my possession could enable me to establish goodwill with the customers and potential customers, and vendors and suppliers, who provide products and services to or on behalf of the Company, or who receive products or services from the Company and that the Confidential Information constitutes a valuable asset of the Company or its affiliates. I also acknowledge that I have or will developed relationships with customers, potential customers, vendors, suppliers, employees, contractors or potential contractors and consultants or potential consultants of the Company. I agree not to compete with the Company anywhere in the United States or Canada (restricted territory), directly or indirectly, as an employee, consultant, independent contractor, or shareholder or director of another company during the term my employment with the Company, and following termination, for (i) a period of one year after termination, or (ii) as long as the Company shall continue to pay me salary and/or Sales or Licensing Commissions, whichever period is greater (restricted period). I agree that the scope of the restricted territory and restricted period are both reasonable and necessary to protect the legitimate business interests of the Company and its affiliates.

Accordingly, I agree that during the restricted period I shall not, anywhere in the restricted territory, directly or indirectly, either alone or in conjunction with any other person, conduct, engage in, render services or advice to, finance or participate or become interested in (in any manner, whether as manager, employee, officer, director, consultant, contractor, owner, partner or otherwise, or through equity ownership or other investment or financial interest) any company, enterprise, venture, entity, business or other Person (other than the Company or its affiliates) that engages or proposes to engage in the design, development, manufacture, production, distribution, marketing, installation or sale of any mercury removal products or business or related equipment, supplies or products, that is or are, in whole or in part, the same as, similar to, substitutes for or competitive with any of the Company’s products or services.

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In addition, I agree that during the restricted period, I shall not directly or indirectly, in any manner or capacity either alone or in conjunction with any other person (i) solicit, entice, persuade or induce any person or entity doing business with the Company or affiliates, to terminate or reduce such relationship or to refrain from extending or renewing the same, or (ii) hire any person who was employed by the Company or affiliates during the term of this agreement. Nothing herein, however, will prohibit me from acquiring or holding not more than one percent (1%) of the outstanding equity securities of a company having securities that are listed for trading on a national securities exchange, subject to the other restrictions and covenants in this agreement.

All inventions and other creations, whether or not patentable or copyrightable, and all ideas, reports and other creative works, including, without limitation, computer programs, manuals and related materials, made or conceived in whole or in part by me while employed by the Company, which relate in any manner whatsoever to the business, existing or proposed, of the Company or its affiliates or any other business or research or development effort in which the Company or its affiliates engages during my employment by the Company will be disclosed promptly by me to the Company and shall be the sole and exclusive property of the Company. All copyrightable works created by me during my employment and covered by this paragraph shall be deemed to be works for hire. I shall cooperate with the Company in patenting or copyrighting all such inventions, ideas, reports and other creative works, shall execute, acknowledge, seal and deliver all documents tendered by the Company to evidence its ownership thereof throughout the world, and shall cooperate with the Company in obtaining, defending, and enforcing its rights therein.

During the course of my employment and thereafter, I shall not make any statements or comments that disparage the Company or any of its affiliates, nor any of their products, officers, directors, employees or businesses, other than statements or comments made in good faith (i) to members of senior management or Board of Directors of the Company or its affiliates in the course of carrying out my duties on behalf of the Company during my employment, (ii) regarding employees of the Company to members of senior management of the Company or its affiliates or the applicable employee in connection with internal employee evaluations, reviews or terminations in the course of carrying out my duties on behalf of the Company during my employment, (iii) in connection with enforcement of this Agreement or claims hereunder or (iv) to the extent required by applicable law, legal process or subpoena. Likewise, the Company will not make any statements or comments that disparage me other than in good faith (i) to me, (ii) in connection with internal evaluations, reviews or terminations, (iii) in connection with enforcement of this Agreement or claims hereunder, or (iv) to the extent required by applicable law, legal process or subpoena.

I agree that all remedies shall be available to the Company if I violate this agreement including specific performance or injunctive relief. This agreement will be governed by Ohio law without regard to conflicts of law. This agreement may be executed in counterparts with the same effect as if all of the parties had signed the same document. A signed copy of this agreement which is received via facsimile or other electronic transmission shall be given the same effect for all purposes, as if it were the original.

This agreement will be effective as of the first date of my employment by the Company or on the date of my signature below, whichever date occurs first.

/s/ Marcus A. Sylvester
MARCUS A. SYLVESTER

Dated: 6-26-2017

AGREED:

MIDWEST ENERGY EMISSIONS CORP.

By:	/s/ Richard MacPherson
Name:	Richard MacPherson
Title:	Chief Executive Officer

Dated: 6-27-17

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Exhibit B

CURRENT COMPANY BENEFIT SUMMARY

•	401k. The Company currently matches the first 4% of money deposited into the Company Administered Plan. Annual maximum contributions are capped by the IRS.

•	Health Insurance. The Company currently is contracted with BC/BS of Ohio. The Company pays all premiums, while Employee is responsible for the annual deductible.

•	Health Savings Account. This is an account established and owned by the Employee for use in the setting aside pre-tax money for covering medical expenses, deductibles, and other expenses as allowed by IRS code.

•	Dental Insurance. This is included with the Health Plan offering.

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Exhibit C

TERMINATION FOR CAUSE

For purposes hereof, “Cause” shall mean any of the following:

(a) Your conviction of, or entering of a guilty plea or plea of no contest with respect to, any felony or any crime of moral turpitude;

(b) the commission by you of any act of fraud, embezzlement, theft or dishonesty with respect to the Company or its affiliates or in connection with your employment hereunder; or

(c) Your continued insobriety, abuse of alcohol or use of illegal drugs or other acts or conduct that results in material public disgrace or disrepute for you or the Company.

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